EXHIBIT 99.1

January 27, 2020

Dear Fellow Shareholders of HC2 Holdings, Inc.,

Percy Rockdale LLC, Rio Royal LLC, MG Capital Management, Ltd. and Michael Gorzynski (collectively, the “Reporting Persons”) believe HC2 Holdings, Inc. (the “Issuer”) is an asset rich holding company that trades significantly below its intrinsic value due to past and prospective value destruction by current management. A recent sell-side research report, dated 11/6/2019, estimates the value net of debt and dilution at $12.50 a share, as compared with a share price of $2.27 on January 14th the day before our most recent purchase (coincidentally the six year anniversary of Mr. Falcone's appointment to the Board of Directors). Sadly, we believe this discount to NAV is well explained by shareholders’ lack of confidence in management, which has been unable to manage the company to realize the full value of its assets. Looking forward, we believe that management has yet to set forth a clear path to value creation. Our analysis has revealed years of poor oversight by the Issuer’s Board of Directors, which permitted notable underperformance, a high debt load, a bloated holding company expense structure, related party transactions that disfavored shareholders, and other findings which draw into question management’s suitability as stewards of a publicly listed company. In order to engage with the Issuer to realize the full value of its assets, the Reporting Persons intend to nominate a slate of directors at the Issuer's next meeting of stockholders.

Poor Performance: During the six years since Mr. Falcone joined the HC2 board, the Issuer's share price has declined more than 35% while the S&P 500 with dividends has more than doubled. The factors below have contributed to this underperformance.

Debt Load is Too High: On current management’s watch the Issuer took on excess levels of debt at the holding company. The Issuer has $470 million of senior secured notes at its holding company with an interest rate of 11.5%. The Issuer’s significant debt load and high interest rate is inappropriate given the Issuer’s high holding company expense structure coupled with the illiquid nature of many of its holdings.

Excessive Corporate Expenses: In 2018, the “Non-operating Corporate” segment lost $25.9 million in “Adjusted EBITDA”. In addition, management was paid an additional $4.89 million in equity compensation. That is over $30.79 million in Corporate Expense in 2018. The Issuer’s market capitalization at the end of 2018 was just over $100 million. Expenses continue to spiral out of control in 2019 with Non-Operating Corporate “Adjusted EBITDA” of minus $15.2 million through the end of September 2019.

The management compensation structure has perpetrated the enrichment of the company's senior management, directly at the expense of shareholder value. A simple summing of the Issuer’s proxies shows Mr. Falcone has extracted over $50 million of stock and cash compensation from the Issuer since 2014, not including 2019. These sums are disproportionate given the just over $100 million market capitalization of equity of the Issuer. According to Compensation Advisory Partners the median CEO Pay Ratio in the Russell 3000 is 73 to 1 while the Issuer’s CEO is paid 471.64 to 1.

Related Party Transactions: The Issuer's 10-Q discloses that that in January 2015 the Issuer entered into a "Services Agreement" with Harbinger Capital Partners, which has been Mr. Falcone’s owned and operated registered investment advisory firm for many years. Mr. Falcone's advisory Company is currently extracting an additional $4 million per year through this opaque undisclosed "Services Agreement".

Beyond the financial implications of this agreement, the Reporting Persons are concerned about the appropriateness of the types of services the Issuer is receiving from Mr. Falcone, who entered into a settlement agreement with the SEC in 2013 admitting wrongdoing and agreeing to a ban from the securities industry, including a ban on adding new advisory clients. Mr. Falcone & Harbinger entered into a "Services Agreement" in 2015 with the Issuer, a company that controls over $4 billion of marketable securities via its insurance subsidiary.

According to Item 5 of Harbinger's Form ADV, Harbinger only has 7 employees, of which only one – presumably Mr. Falcone – performs investment advisory functions including research. As of January 14th's market capitalization, nearly 4% of the value of HC2 is being siphoned through this back-door arrangement to the CEO’s advisory company each year.

Related party transactions have not been limited to the Services Agreement. We were shocked to see that in 2018 the Issuer entered into a new 75-month lease for office space that had been Harbinger’s. The issuer guaranteed Harbinger Capital Partners’ lease liability in addition to funding $800k to Harbinger for a deposit in connection with the lease. The initial disclosure around the "Services Agreement" implied that this was for "the provision of services that may include providing office space". We noticed more recent disclosure drops the provision of office space from the "Services Agreement" while fees to Harbinger continue to increase. Is it appropriate for a small public company to have palatial office space on Park Avenue suitable for a large hedge fund?

Management’s Unsuitability as Stewards of a Public Company: The Reporting Persons believe that management is unsuited to continue to manage a public company, especially one that controls a substantial, regulated insurance company.

In addition to the $18 million Harbinger & Mr. Falcone paid to the SEC, Mr. Falcone has paid over $30 million to New York State to settle a tax evasion case. HC2 Holdings disclosure states that Mr. Falcone is banned from the insurance industry in two states, including New York.

In addition to those prohibitions, Mr. Falcone is also prohibited from the day-to-day operations of Continental General, the Issuer’s insurance subsidiary, a fact that has not been adequately disclosed to investors. The “Conditional Order” by the South Carolina Department of Insurance that approved the sale of Kanawha to Continental General from July 12, 2018 states, “As a continuing obligation of CGIC. . . Mr. Falcone shall not have any role in the day-to-day operations of management of Kanawha or CGIC pre- or post-merger.” Neither the 8-K dated August 9, 2018 announcing the completion of the transaction, nor the subsequent 10-Qs & 10-Ks disclose that Mr. Falcone is precluded from the management of the Issuer’s insurance business. How can the board continue to support a management team that is banned from managing the Issuer’s largest business?

Time for a Change: Management’s unsuitability, consistent underperformance and self-dealing patently disqualify them from continuing to manage the Company. This is why we intend to run our own slate for the Company’s board at the next meeting of shareholders as a matter of first priority. Management has wasted six years destroying shareholder value, it’s time for a fresh approach.

Sincerely,

Michael Gorzynski

DISCLAIMERS

The Reporting Persons may take steps to increase shareholder value as well as pursue other plans or proposals that relate to, or would result in, any of the matters set forth in subparagraphs (a)-(j) of Item 4 of Schedule 13D the Reporting Persons may seek to influence such actions through customary means including presenting its views for consideration to the Issuer, shareholders and other interested parties, privately or publicly, and, through the exercise of its shareholder rights including the right to propose new directors for the Issuer’s Board of Directors.

The Reporting Persons intend to review their investment in the Issuer’s shares of Capital Stock on a continuing basis. Depending on various factors including, without limitation, the Issuer’s financial position and investment strategy, the price levels of the shares, conditions in the securities markets and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate including, without limitation, purchasing additional shares of Capital Stock or selling some or all of their shares of Capital Stock.

FORWARD-LOOKING STATEMENTS

Any statements contained herein that do not describe historical facts, including future operations, are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements, including the risks and other risk factors detailed in various publicly available documents filed by the Issuer from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in Issuer’s Annual Report on Form 10-K filed with the SEC on March 12, 2019. Any forward-looking statements should be considered in light of those risk factors. The Reporting Persons caution readers not to rely on any such forward-looking statements, which speak only as of the date they are made. The Reporting Persons disclaim any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Issuer expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Percy Rockdale LLC together with the other participants named herein (collectively, “Percy Rockdale”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming 2020 annual meeting of stockholders of HC2 Holdings, Inc., a Delaware corporation (the “Company”).

PERCY ROCKDALE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the solicitation are anticipated to be Percy Rockdale LLC, a Michigan limited liability company (“Percy Rockdale”), Rio Royal LLC, a Delaware limited liability company (“Rio Royal”), MG Capital Management, Ltd., a Cayman Islands company limited by shares (“MG Capital Management”), and (iv) Michael Gorzynski, a natural person, (“Mr. Gorzynski,” and, together with Percy Rockdale, Rio Royal and MG Capital Management, the “Participants”). The nominees, once confirmed, will also be considered Participants.

As of the date hereof, the Percy Rockdale is the direct owner of 2,300,000 shares of common stock of the Company, $0.001 par value (“Common Stock”). As of the date hereof, the Rio Royal is the direct owner of 10,000 shares of Common Stock. MG Capital Management, as the investment holding company of Rio Royal, may be deemed the beneficial owner of the 10,000 shares of Common Stock owned by Rio Royal. Mr. Gorzynski as the sole Manager of Percy Capital and the sole Director MG Capital Management, may be deemed the beneficial owner of (i) the 2,300,000 shares of Common Stock owned by Percy Rockdale and (ii) the 10,000 shares of Common Stock owned by Rio Royal. Except as described herein, no other Participant beneficially owns any Common Stock as of the date hereof.